Exhibit 99.1

Insteel Industries, Inc.

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS THIRD QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., July 19, 2012 – Insteel Industries, Inc. (NasdaqGS: IIIN) today reported net earnings of $0.9 million, or $0.05 per share, for the third quarter of fiscal 2012 compared with $3.7 million, or $0.20 per diluted share, in the same period a year ago. The third quarter results for the prior year include $2.0 million of restructuring charges related to the November 2010 acquisition of certain of the assets of Ivy Steel & Wire, Inc. (“Ivy”), which reduced net earnings per share by $0.07.

Insteel’s financial results for the third quarter of fiscal 2012 were unfavorably impacted by narrower spreads between selling prices and raw material costs, lower shipments and higher unit conversion costs relative to the prior year quarter. Demand for the Company’s products was unfavorably impacted by the ongoing weakness in construction activity. Insteel’s capacity utilization for the quarter was 44% compared with 46% in the second quarter of fiscal 2012 and 48% in the prior year quarter.

Net sales for the third quarter of fiscal 2012 decreased 5.1% to $93.6 million from $98.6 million in the same period a year ago. Shipments decreased 4.5% from the prior year quarter and average selling prices decreased 0.6%. On a sequential basis, shipments increased 9.7% from the second quarter of fiscal 2012 while average selling prices decreased 2.0%.

For the first nine months of fiscal 2012, net earnings were $1.0 million, or $0.05 per diluted share, compared with a net loss of $1.4 million, or $0.08 per share, in the same period a year ago. The nine-month results for the current year include restructuring charges related to the Ivy acquisition and a gain on the early extinguishment of debt, which, in the aggregate, reduced pre-tax earnings by $0.4 million and net earnings per diluted share by $0.02. The nine-month results for the prior year include restructuring charges, acquisition-related costs and a bargain purchase gain related to the Ivy acquisition, which, in the aggregate, increased the pre-tax loss by $11.6 million and the net loss per share by $0.41.

Net sales for the first nine months of fiscal 2012 increased 11.6% to $265.4 million from $237.8 million in the same period a year ago. Shipments increased 5.5% from the prior year period primarily due to the contribution of the Ivy facilities for the entire period this year and average selling prices increased 5.8%.

Operating activities used $10.1 million of cash for the third quarter of fiscal 2012 compared with $0.1 million in the same period a year ago. Net working capital used $13.8 million of cash compared with $8.8 million in the prior year quarter. Capital expenditures for the first nine months of fiscal 2012 were $4.4 million compared with $6.3 million in the prior year period, and are not expected to exceed $10.0 million in fiscal 2012 or 2013. Insteel ended the quarter with $18.6 million of borrowings outstanding on its $100.0 million revolving credit facility.

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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

Outlook

Commenting on the outlook for the remainder of 2012, Insteel’s president and CEO, H.O. Woltz III said, “We expect a continuation of challenging market conditions during the fourth quarter with depressed shipping volumes and highly competitive pricing. Although the private construction sector is showing further signs of improvement, the recovery is likely to be slow until there is increased and sustained growth in the overall economy that translates into meaningful job creation. While we are pleased with the passage of a new federal transportation bill, we believe the funding level appropriated and the duration are insufficient to spur a significant upturn in infrastructure-related demand.  More likely, the legislation will serve to alleviate the recent downward trend in public construction spending.

“We expect to realize considerable reductions in our operating costs over the remainder of the year at the facilities that were impacted by the recently completed reconfiguration of our welded wire reinforcement operations. We remain confident that the Ivy acquisition and ensuing actions that we have taken to realize the anticipated synergies place us in an ideal position to capitalize on a future recovery in our markets and any additional growth opportunities that may develop.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter 2012 financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words  “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 1, 2011. You should carefully review these risks and uncertainties.

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Insteel Industries, Inc.

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: potential difficulties in realizing the anticipated synergies, including reduced operating costs, associated with the acquisition of certain of the assets of Ivy and reconfiguration of Insteel’s welded wire reinforcement operations; general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential construction and the impact on demand for Insteel’s products; the impact of the new federal transportation funding authorization on spending for infrastructure construction and demand for Insteel’s products; the severity and duration of the downturn in residential construction and the impact on those portions of Insteel’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States (“U.S.”) or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for engineered structural mesh and expand its shipments of engineered structural mesh; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended October 1, 2011 and in other filings made by Insteel with the SEC.

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Net sales	$93,598	$98,579	$265,438	$237,818
Cost of sales	87,194	86,050	248,881	213,821
Gross profit	6,404	12,529	16,557	23,997
Selling, general and administrative expense	4,835	4,947	14,333	13,638
Gain on early extinguishment of debt	-	-	(425)	-
Restructuring charges, net	30	1,970	832	8,573
Acquisition costs	-	-	-	3,518
Bargain purchase gain	-	-	-	(500)
Other income, net	-	(27)	(214)	(96)
Interest expense	102	260	474	664
Interest income	(18)	(18)	(20)	(37)
Earnings (loss) before income taxes	1,455	5,397	1,577	(1,763)
Income taxes	561	1,747	601	(404)
Net earnings (loss)	$894	$3,650	$976	$(1,359)

Net earnings (loss) per share:
Basic	$0.05	$0.21	$0.06	$(0.08)
Diluted	0.05	0.20	0.05	(0.08)

Weighted average shares outstanding
Basic	17,690	17,587	17,650	17,550
Diluted	17,993	17,855	17,989	17,550

Cash dividends declared per share	$0.03	$0.03	$0.09	$0.09

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)		(Audited)
	June 30, 2012	March 31, 2012	October 1, 2011
Assets
Current assets:
Cash and cash equivalents	$10	$233	$10
Accounts receivable, net	40,714	36,524	41,971
Inventories, net	77,388	69,225	76,374
Other current assets	5,326	4,908	4,093
Total current assets	123,438	110,890	122,448
Property, plant and equipment, net	86,937	88,740	89,484
Other assets	5,646	5,810	4,598
Total assets	$216,021	$205,440	$216,530

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$32,226	$33,754	$38,607
Accrued expenses	5,867	5,307	7,377
Current portion of long-term debt	-	-	675
Total current liabilities	38,093	39,061	46,659
Long-term debt	18,615	8,000	13,481
Other liabilities	10,191	9,886	7,916
Commitments and contingencies
Shareholders' equity:
Common stock	17,691	17,677	17,609
Additional paid-in capital	49,903	49,651	48,723
Retained earnings	83,543	83,180	84,157
Accumulated other comprehensive loss	(2,015)	(2,015)	(2,015)
Total shareholders' equity	149,122	148,493	148,474
Total liabilities and shareholders' equity	$216,021	$205,440	$216,530

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Cash Flows From Operating Activities:
Net earnings (loss)	$894	$3,650	$976	$(1,359)
Adjustments to reconcile net earnings (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,460	2,509	7,295	7,062
Amortization of capitalized financing costs	25	21	70	61
Stock-based compensation expense	338	716	1,464	1,898
Gain on early extinguishment of debt	-	-	(425)	-
Asset impairment charges	-	683	(11)	4,135
Deferred income taxes	526	1,802	565	(474)
Excess tax deficiencies (benefits) from stock-based compensation	11	-	(120)	(81)
Gain on sale of property, plant and equipment	-	(26)	(74)	(10)
Gain from life insurance proceeds	-	-	-	(357)
Increase in cash surrender value of life insurance policies over premiums paid	-	(59)	(570)	(357)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(4,190)	(6,273)	1,257	(18,721)
Inventories	(8,163)	(8,737)	(1,014)	(5,950)
Accounts payable and accrued expenses	(1,428)	6,227	(7,907)	15,587
Other changes	(587)	(650)	228	(1,529)
Total adjustments	(11,008)	(3,787)	758	1,264
Net cash provided by (used for) operating activities	(10,114)	(137)	1,734	(95)

Cash Flows From Investing Activities:
Capital expenditures	(259)	(1,390)	(4,361)	(6,292)
Increase in cash surrender value of life insurance policies	138	(35)	(456)	(460)
Proceeds from surrender of life insurance policies	-	19	16	19
Proceeds from sale of property, plant and equipment	-	146	96	164
Proceeds from life insurance claims	-	-	-	1,063
Acquisition of business	-	-	-	(37,308)
Net cash used for investing activities	(121)	(1,260)	(4,705)	(42,814)

Cash Flows From Financing Activities:
Proceeds from long-term debt	27,785	6,699	79,679	12,607
Principal payments on long-term debt	(17,170)	(6,699)	(74,795)	(12,607)
Financing costs	-	-	(161)	-
Excess tax benefits (deficiencies) from stock-based compensation	(11)	-	120	81
Cash received from exercise of stock options	-	8	2	21
Cash dividends paid	(531)	(528)	(1,590)	(1,055)
Other	(61)	33	(284)	(64)
Net cash provided by (used for) financing activities	10,012	(487)	2,971	(1,017)

Net increase (decrease) in cash and cash equivalents	(223)	(1,884)	-	(43,926)
Cash and cash equivalents at beginning of period	233	3,893	10	45,935
Cash and cash equivalents at end of period	$10	$2,009	$10	$2,009

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$69	$373	$687	$439
Income taxes, net	98	(106)	171	654
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	398	7	398	7
Declaration of cash dividends to be paid	-	528	-	528
Restricted stock surrendered for withholding taxes payable	61	-	324	86
Note payable issued as consideration for business acquired	-	-	-	13,500
Post-closing purchase price adjustment for business acquired	-	-	-	500

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Insteel Industries, Inc.